EXHIBIT 10.1

HARDINGE INC.

SEPARATION AND CONSULTING AGREEMENT

                                THIS SEPARATION AND CONSULTING AGREEMENT (“Agreement”) is made as of May 22, 2008 by and between HARDINGE INC., a New York corporation with its principal office at One Hardinge Drive, Elmira, New York 14902-1507 (the “Company”) and J. Patrick Ervin, an individual residing at 27 Dublin Drive, Elmira, New York 14905 (“Mr. Ervin”).

                                WHEREAS, Mr. Ervin and the Company have agreed that Mr. Ervin’s service as President and Chief Executive Officer of the Company will terminate effective upon the date of this Agreement; and

                                WHEREAS, because Mr. Ervin has extensive knowledge, experience, skill and ability, and because of Mr. Ervin’s long standing knowledge of the Company’s business, the Company desires to engage Mr. Ervin as a consultant to the Company upon termination of Mr. Ervin’s employment with the Company and secure Mr. Ervin’s covenant to not compete with the Company on the terms and conditions set forth in this Agreement.

                                NOW, THEREFORE, in consideration of the promises exchanged herein, the parties agree as follows:

                                1.             SEPARATION.

                                                (a)           Effective upon the date of this Agreement (the “Separation Date”), Mr. Ervin’s service as an officer and employee of the Company and in all capacities in which Mr. Ervin is serving any Affiliate (as hereinafter defined) or any employee benefit plan sponsored by the Company or any Affiliate, including, but not limited to, as director, officer, manager, employee and trustee, is hereby terminated.

                                                (b)           Mr. Ervin hereby also resigns as a director of the Company, effective on the Separation Date.

                                                (c)           Mr. Ervin agrees to resign, effective upon the Separation Date, as an officer, trustee and member of the Anderson-Evans Foundation of Elmira, NY (the “AE Foundation”) and will promptly after his execution of this Agreement submit a written resignation, in customary form, to the Board of Directors of the AE Foundation.

                                                (d)           Mr. Ervin further agrees to expeditiously resign from any positions he holds with any trade, civic, professional or other organizations in which he is serving as, or is identified as, a representative of the Company.

                                2.             CONSULTING ENGAGEMENT.  Effective on the Separation Date, the Company hereby engages Mr. Ervin as an independent consultant to advise and consult with the Company during the Consulting Term (as hereinafter defined) with respect to all matters regarding the business of the Company and its Affiliates that are within Mr. Ervin’s knowledge, experience or expertise or are related to Mr. Ervin’s former duties as an executive officer of the Company, and Mr. Ervin hereby accepts such engagement.  Mr. Ervin shall provide such consultation services to the Company during normal business hours and upon reasonable notice from the Company.  Mr. Ervin shall not be required to devote more than forty (40) hours per month to his consulting duties under this Agreement.  To avoid inconvenience or conflict with respect to Mr. Ervin’s other business or personal affairs, the Company will use reasonable efforts to allow Mr. Ervin to provide consultation services to the Company using telephone, electronic mail or other means of communications.

                                3.             TERM.  The term of Mr. Ervin’s engagement as a consultant to Company will commence on the Separation Date and continue until March 31, 2012 (the “Consulting Term”), provided, however, that the Consulting Term shall immediately terminate upon (i) Mr. Ervin’s death, or (ii) written notice by the Company to Mr. Ervin that Mr. Ervin has breached, in any respect, any of his obligations under this Agreement and Mr. Ervin’s failure to cure such breach (if curable) within ten (10) days after receipt of such notice.

                                4.             COMPENSATION.

                                                (a)           In consideration of Mr. Ervin’s performance of all of his obligations under this Agreement including, but not limited to, the consulting services provided under Section 2 and Mr. Ervin’s compliance with the covenants set forth in Section 9, the Company will pay Mr. Ervin as follows:

                                                                (i)            During the period commencing on the Separation Date and ending on December 31, 2008, the Company will continue to pay to Mr. Ervin his base salary at the annual rate in effect immediately prior to the Separation Date.  For all purposes related to income tax and payroll tax reporting and withholding and applicable Federal, state and local laws, rules and regulations, these payments will constitute severance payments in respect of Mr. Ervin’s separation from the Company.  These payments are also intended to constitute “separation pay” for purposes of Treasury Regulation § 1.409A-1(b)(9).

                                                                (ii)           During the period commencing on January 1, 2009 and ending on March 31, 2012, the Company will pay Mr. Ervin the sum of $16,666.66 per calendar month on or before the 15th day of each month during the Consulting Term, commencing January 15, 2009.  For all purposes related to income and payroll tax reporting and withholding and applicable Federal, state and local laws, rules and regulations, these payments will be made to Mr. Ervin in his capacity as an independent contractor to the Company.

                                                (b)           If the Consulting Term terminates prior to March 31, 2012, the Company’s obligation to make the payments specified in this Section 4 shall also terminate, provided, however, that in the event of Mr. Ervin’s death prior to December 31, 2008, the Company will continue to pay to his estate the payments specified in Paragraph 4(a)(i) above.

                                5.             HEALTH INSURANCE.

                                                (a)           The Company will amend the Company’s group health insurance plan in which Mr. Ervin participated immediately prior to the Separation Date (the “Health Plan”) to permit Mr. Ervin to remain a participant in the Health Plan during the Consulting Term.  Mr. Ervin shall continue to participate in the Health Plan during the Consulting Term on the same terms and conditions as each other participant in the Health Plan unless and until the Company reasonably determines that his participation is no longer possible due to changes in the applicable group health insurance contract, the insurer’s policies or rules, or applicable law or regulations.  If the Company so determines that Mr. Ervin’s participation in the Health Plan is no longer possible, then commencing on the date Mr. Ervin ceases to participate in the Health Plan and continuing until expiration or earlier termination of the Consulting Term, the Company will reimburse Mr. Ervin,  up to a maximum of $1,000 per month, for the premium expense of health insurance for Mr. Ervin and his immediate family under a plan selected and purchased by Mr. Ervin.  Such payments by the Company will be made upon Mr. Ervin’s presentation to the Company of reasonably satisfactory evidence of such coverage and the cost thereof, which presentation shall be made no later than sixty (60) days after Mr. Ervin’s incurrence of the cost.

                                                (b)           Commencing on April 1, 2012, provided that the Consulting Term has not been terminated prior to March 31, 2012 pursuant to clause (i) or (ii) of Section 3, Mr. Ervin will be permitted to remain a participant in the Health Plan provided that he will be solely responsible for all costs of his participation including, but not limited to, all insurance premiums and provided, further, that such participation will terminate if the Company reasonably determines that his participation is no longer possible due to changes in the applicable group health insurance contract, the insurer’s policies or rules, or applicable law or regulations.

                                                (c)           The Company’s obligations under this Section 5 will terminate upon written notice by the Company to Mr. Ervin that Mr. Ervin has breached, in any respect, any of his obligations under this Agreement and Mr. Ervin’s failure to cure such breach (if curable) within ten (10) days after receipt of such notice.

                                6.             LIFE INSURANCE.  The Company is currently the owner and beneficiary of the following life insurance policies issued by Northwestern Mutual Life Insurance Company insuring the life of Mr. Ervin (the “Life Policies”):

                                                                (i)            Policy No. 14-202-406 issued on April 25, 1997

                                                                (ii)           Policy No. 15-392-726 issued on May 22, 2000

As soon as practicable after the Separation Date, the Company will assign ownership of the Life Policies to Mr. Ervin.  Mr. Ervin will be solely responsible for any income tax consequences arising from such assignment and for all premiums due in respect of the Life Policies from and after the Separation Date.

                                7.             SERP BENEFITS.

                                                (a)           Mr. Ervin’s benefit under the Hardinge Inc. Executive Supplemental Pension Plan as amended and restated effective August 9, 2005 (the “SERP”) will be calculated as follows:

                                                                (i)            Mr. Ervin’s gross SERP benefit shall be the benefit determined under Section 2(a) of the SERP as if he continued to be employed by the Company until his 55th birthday and his Final Average Compensation were the amount determined under the SERP on the Separation Date.

                                                                (ii)           Mr. Ervin’s net SERP benefit shall be the gross SERP benefit determined under Paragraph 7(a)(i) above reduced by the actual amount of benefit payable to him under the Hardinge Inc. Pension Plan as restated effective January 1, 1999 and as further amended by Amendment Nos. 1-15 (the “Pension Plan”).

                                                (b)           For the purpose of calculating Mr. Ervin’s net SERP benefit under Paragraph 7(a), the gross SERP benefit, the actual benefit payable to Mr. Ervin under the Pension Plan, and Mr. Ervin’s net SERP benefit shall all be calculated in the form of single life annuities commencing on the first day of the month following his 65th birthday.  His net SERP benefit thus calculated shall be actuarially adjusted, using the rules and actuarial assumptions contained in the Pension Plan to reflect (i) the commencement of benefit payments before his 65th birthday (taking into account Mr. Ervin’s deemed continued employment for purposes of the SERP until his 55th birthday) and (ii) the conversion of his net SERP benefit from a single life annuity to a joint and 100% survivor annuity.

                                                (c)           The amount due Mr. Ervin under this Section 7 shall be paid in the form of a joint and 100% survivor annuity with his spouse as the surviving annuitant beginning on April 1, 2012, provided, however, that if Mr. Ervin is for any reason not married on April 1, 2012, the amount due shall be paid in the form of an actuarially equivalent optional form of annuity (that is a permitted optional form of annuity under the Pension Plan) beginning on such date which is elected by Mr. Ervin on or before that date.

                                                (d)           The SERP shall be deemed to be amended as of the Separation Date to be consistent with the terms of this Agreement.

                                                (e)           Mr. Ervin continues to be eligible for a pension benefit determined under the terms of the Pension Plan and nothing in this Section 7 is intended to enlarge or diminish his rights under the Pension Plan.

                                8.             RESTRICTED STOCK.  As of the date of this Agreement, Mr. Ervin owns 55,500 shares of common stock of the Company which are unvested restricted shares awarded pursuant to the Company’s 2002 Incentive Stock Plan (the “Restricted Shares”).  On the Separation Date, 17,750 of the Restricted Shares will immediately vest and the Company will deliver certificates for such Restricted Shares to Mr. Ervin.  In addition, Mr. Ervin will retain ownership, subject to forfeiture, of 6,983 Restricted Shares (the “Contingent Shares”).  The

Contingent Shares will vest on the earlier of (i) Mr. Ervin’s death, or (ii) March 31, 2009 provided that the Consulting Term has not then ended.  If the Consulting Term ends for any reason prior to March 31, 2009 for any reason except Mr. Ervin’s death, then the Contingent Shares are irrevocably forfeited.  The remaining 30,767 Restricted Shares are hereby irrevocably forfeited by Mr. Ervin.

                                9.             NONCOMPETITION; CONFIDENTIAL INFORMATION;

                                                INVENTIONS.

                                                (a)           Mr. Ervin acknowledges that the Company (and its Affiliates), at the Company’s (and its Affiliate’s) expense, has acquired, created and maintained and will continue to acquire, create and maintain, significant goodwill with its customers, vendors and employees, and that such goodwill is valuable property of the Company.  Mr. Ervin further acknowledges that, to the extent that such goodwill has been and will be generated through Mr. Ervin’s efforts, such efforts have been and will be funded by the Company and Mr. Ervin has been and will be fairly compensated and reimbursed for such efforts.  Mr. Ervin acknowledges that all goodwill developed by Mr. Ervin relative to the Company’s customers, vendors and employees is the sole and exclusive property of the Company and is not personal to Mr. Ervin.  Accordingly, in order to afford the Company reasonable protection of such goodwill, for a period commencing on the Separation Date and continuing until March 31, 2012, Mr. Ervin shall not engage or become interested, directly or indirectly, as owner, employee, partner, through stock ownership (except the ownership of less than 1% of the outstanding securities of a corporation publicly traded and listed on a national securities exchange), investment of capital, lending of money or property, rendering of services, or otherwise, whether alone or in association with others, in the operation of any business or enterprise in any way competitive to any business presently or hereafter conducted by the Company or any Affiliate anywhere in the world.  Without limiting the generality of the foregoing, Mr. Ervin shall not, directly or indirectly: (i) solicit or accept orders for products or services competitive to those sold or otherwise provided by the Company or any Affiliate from any person who is then a customer or prospective customer of the Company or any Affiliate or who was a customer of the Company or any Affiliate during the preceding five (5) years; (ii) induce or attempt to induce any such customer to reduce its purchase of products or services from the Company or any Affiliate; (iii) solicit any employee or contractor of the Company or any Affiliate to leave the employ or service of the Company or any Affiliate; (iv) induce any employee or contractor or former employee or contractor of the Company or any Affiliate to breach any agreement with the Company or any Affiliate; or (v) solicit or induce any vendor of the Company or any Affiliate to terminate or modify its relationship with the Company or any Affiliate.

                                                (b)           Mr. Ervin acknowledges that the Company and its Affiliates have devoted and will continue to devote substantial sums of money and effort in developing, acquiring and maintaining certain Confidential Information (as hereafter defined).  Mr. Ervin has acquired and will continue to acquire knowledge of such Confidential Information, which Mr. Ervin acknowledges is valuable property of the Company and its Affiliates.  Except as required in the course of his engagement as a consultant to the Company, during the Consulting Term and at all times thereafter, Mr. Ervin will not, directly or indirectly, disclose to others or permit such disclosure, or make use of or permit the use of for his own benefit or the benefit of others, any

Confidential Information, without prior written consent of the Company.  Mr. Ervin will retain such Confidential Information in trust in a fiduciary capacity for the sole benefit of the Company.  “Confidential Information” as used in this Agreement means any information, which pertains to the business of the Company or its Affiliates.  Examples of Confidential Information include, but are not limited to, the following:

(A)                              lists of customers and prospective customers;

(B)                                marketing strategies, programs, and forecasts;

(C)                                information about customers, including statistical information and customer profiles;

(D)                               information about past, present, or future financial condition or performance;

(E)                                 information relating to competitors;

(F)                                 information about vendors, including information about prices and terms extended by vendors;

(G)                                information about employees, including information about salaries, wages and benefits;

(H)                               information about pricing strategies and programs; and

(I)                                    proprietary technology, know-how, improvements, discoveries, developments, designs, inventions and techniques.

The foregoing notwithstanding, Confidential Information will cease to be such when it becomes generally available to the public other than as result of an improper disclosure by Mr. Ervin or others.  Information shall constitute Confidential Information regardless of the form in which it appears.  For instance, Confidential Information could be a document, electronically-stored data, or the substance of an oral conversation.

(c)           Upon the earlier of termination of the Consulting Term (for any reason) or a request from the Company, Mr. Ervin will promptly deliver to the Company all documents, electronically-stored data, equipment and other personal property belonging to the Company including, but not limited to, all other  materials or medium which include or reflect Confidential Information or which otherwise relate to the business of the Company or its Affiliates, that are in his possession or under his control.  Upon such delivery, Mr. Ervin will not retain any copies of documents or electronically stored data.

(d)           For purposes of this Agreement, “Invention” means any discovery, concept or idea, whether patentable or copyrightable or not, including but not limited to, processes, methods, formulae and techniques, as well as improvements therefor and know-how related thereto.  Mr. Ervin will promptly and fully inform the Company in writing (setting forth in detail the procedures employed and the results achieved) of any Invention which was or is conceived, made, or reduced to practice by Mr. Ervin, either solely or jointly with another or others, during his employment with the Company, during the Consulting Term or within twelve (12) months after termination of the Consulting Term and which (i) is conceived, made, or reduced to practice during Mr. Ervin’s hours of service to the Company or any Affiliate, or (ii) is conceived, made, or reduced to practice with the use of Confidential Information or the Company’s or any Affiliate’s equipment, facilities, materials, personnel or other resources, or (iii) at the time it is conceived, made or reduced to practice relates to the Company’s or any Affiliate’s present or prospective business or actual or demonstrably anticipated research or development, or (iv) is the result of any work performed by Mr. Ervin for the Company or any Affiliate (each, a “Consultant Invention”).  The Company and/or its nominee or assign will be the sole owner, without payment of royalty or any other compensation therefore, of any Consultant Invention.  With respect to each Consultant Invention:

(A)                              Mr. Ervin will apply, at the Company’s request and expense, for United States and/or foreign letters patent either in Mr. Ervin’s name or otherwise as the Company desires;

(B)                                Mr. Ervin will apply, at the Company’s request and expense, for United States and/or foreign copyright registrations either in the Mr. Ervin’s name or otherwise as the Company desires;

(C)                                Mr. Ervin will assign and does hereby assign to the Company all of his right, title, and interest in and to any such Consultant Invention and to Applications for United States and/or foreign letters patent and the United States and/or foreign letters patent granted upon such Consultant Invention, and to any United States or foreign copyright registrations;

(D)                               Mr. Ervin will acknowledge and deliver promptly to the Company (without charge to the Company but at its expense) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent or United States or foreign copyright registrations and to vest the entire right and title thereunto in the Company; and

(E)                                 Mr. Ervin hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Mr. Ervin’s agent and attorney-in-fact, to act for and in Mr. Ervin’s behalf and stead to execute and file any such applications or other necessary documents and to do all other lawfully permitted acts to further the prosecution, issuance, or enforcement of patents, copyrights, or similar protections related to such Consultant Invention with the same legal force and effect as if Mr. Ervin had executed them himself.

                                Mr. Ervin will keep and maintain adequate and current written records of all Inventions made by him (in the form of notes, sketches, drawings, and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

                                                (e)           Mr. Ervin agrees that the restrictions set forth in Paragraphs 9(a), 9(b), 9(c) and 9(d) of this Agreement are reasonable and justified in light of the nature of the business of the Company and in light of the Confidential Information to which Mr. Ervin has had exposure and access as an executive officer of the Company and may continue to have exposure and access during the Consulting Term.

                                                (f)            Each provision of this Section 9 will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses herein.  In the event any court of competent jurisdiction determines that any of the provisions of this Section 9 are void and unenforceable, such court shall have the right, and is authorized by Mr. Ervin and the Company, to modify such terms or provisions so as to render the remaining or modified terms or provisions of this Section 9 valid and enforceable to the maximum extent possible and, as so modified, to enforce this Agreement in accordance with its terms.  If any provision in this Section 9 shall be held to be excessively broad, it shall be limited to the extent necessary to comply with applicable law.  If any provision in this Section 9 shall, notwithstanding the preceding sentence, to held to be unenforceable, such unenforceability shall not affect any other provision of this Agreement.

                                                (g)           If Mr. Ervin breaches in any respect any provision of this Section 9 and fails to cure such breach (if curable) within ten (10) days after his receipt of written notice thereof, then, in addition to any other right or remedy available to the Company at law or equity, the Company may by written notice to Mr. Ervin terminate the Consulting Term, terminate its payments to Mr. Ervin under Section 4, and terminate the health insurance benefits provided under Section 5.

                                                (h)           Mr. Ervin agrees that a remedy at law would be insufficient, by itself, to remedy any breach by Mr. Ervin of the provisions of this Section 9 and that the Company will be entitled to injunctive relief to enforce the provisions of this Section 9.

                                                (i)            The rights of the Company and the obligations of Mr. Ervin set forth in this Section 9 are in addition to all rights and obligations provided by law.

                                10.           RELEASE.  In consideration for the Company’s performance of its obligations under this Agreement, which include payments and other valuable consideration that the Company is not otherwise obligated to provide to Mr. Ervin, Mr. Ervin agrees to execute and deliver to the Company the release attached hereto as Exhibit A (the “Release”) on the Separation Date.  The Company’s obligations under this Agreement will terminate in all respects if Mr. Ervin fails to deliver the Release on the Separation Date or revokes the Release in accordance with the terms thereof.

                                11.           NON-DISPARAGMENT.  The Company and Mr. Ervin agree not to publish (in writing or orally) any disparaging statement about the other party.  For all purposes, the Company and Mr. Ervin will characterize the termination of Mr. Ervin’s employment with the Company as “a mutually agreed upon separation”.

                                12.           MISCELLANEOUS.

                                                (a)           This Agreement is the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and written, oral or implied representations, warranties, commitments, offers, contracts, agreements, awards, and understandings between the parties regarding Mr. Ervin’s employment with the Company, the termination thereof, and the matters addressed in this Agreement.  Without limiting the generality of the foregoing, this Agreement terminates and supersedes in all respects the Employment Agreement dated March 11, 1997 between Mr. Ervin and the Company and neither party will have any further right or obligation under such Employment Agreement, provided, however, that Mr. Ervin shall remain liable for any breach by him of the covenants under Section 8 of such Employment Agreement on or before the Separation Date.  Any addition, change or modification of this Agreement will be void unless in writing and duly executed by each party hereto.

                                                (b)           This Agreement shall inure to the benefit of, and be binding upon,  the Company, Mr. Ervin and their respective successors and permitted assigns.  The obligations of Mr. Ervin hereunder are personal and may not be assigned.  The Company may unilaterally assign its rights and the benefits of Mr. Ervin’s obligations under this Agreement to any Affiliate, purchaser of all or substantially all of the Company’s assets, corporate successor by way of merger, consolidation, or reorganization, or any other successor in interest to its business.

                                                (c)           The obligations of Mr. Ervin specified in Section 9 hereof shall survive any termination or expiration of the Consulting Term or this Agreement.

                                                (d)           Mr. Ervin’s obligations hereunder may not be modified, released, or terminated, in whole or in part, except in a writing signed by an officer of the Company after specific written authorization therefor approved by the Board of Directors of the Company.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

                                                (e)           This Agreement shall be governed, construed and enforced in accordance with New York law without regard to principles of conflicts of laws.

                                                (f)            For the purposes of this Agreement, “Affiliate” means any entity which (i) is controlled by the Company, (ii) under common control with the Company, or (iii) or controls the Company, with “control” meaning the ability to vote at least fifty percent (50%) of the outstanding voting interests of an entity.

                                                (g)           Notwithstanding any provision in this Agreement to the contrary, no payment hereunder that constitutes payment from a “nonqualified deferred compensation plan” within the meaning of Internal Revenue Code Section 409A and the Treasury regulations promulgated thereunder shall be paid to Mr. Ervin before December 1, 2008 (or 6 months and one day after his separation from service, if later).

IN WITNESS WHEREOF the parties have signed or caused this Agreement to be signed as of the date first above written.

HARDINGE INC.

By	/s/ Kyle H. Seymour, Chairman of the Board
Kyle H. Seymour, Chairman of the Board

/s/ J. Patrick Ervin
J. Patrick Ervin

EXHIBIT A

RELEASE

In consideration of the payments to be provided to me by Hardinge Inc. (the “Company”) pursuant to the Separation and Consulting Agreement between the Company and me dated as of May 22, 2008 (the “Separation and Consulting Agreement”), on behalf of myself and my heirs, successors executors, administrators, trustees, legal representatives, agents and assigns, I fully and forever release and discharge the Company, its subsidiaries, divisions and affiliates and its and all of their predecessors, successors, assigns, directors and officers (collectively “Released Parties”) from any and all claims, demands, suits, causes of action, obligations, promises, damages, fees, covenants, agreements, attorneys’ fees, debts, contracts and torts of every kind whatsoever, known or unknown, at law or in equity, foreseen or unforeseen, which against the Released Parties I ever had, now have or which I may have for, upon or by reason of any matter, cause or thing whatsoever relating to or arising from my employment with the Company or its affiliates or the termination thereof, specifically including, but not limited to, all claims under the following:  the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers’ Benefit Protection Act of 1990; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; §§ 120 and 241 of the New York State Workers’ Compensation Law; any contract of employment, express or implied; and any and all other federal, state or local laws, rules or regulations.

I hereby waive the right to receive any personal relief (i.e. monetary or equitable relief) as the result of any lawsuit or other proceeding brought by the EEOC or any other governmental agency, based on or related to any of the matters from which I have released the Released Parties. I also will take all actions necessary, if any, now or in the future, to make this Release effective, including seeking and obtaining any necessary governmental or court approval.

This Release shall not operate to release the Company from its obligations under the Separation and Consulting Agreement or from any obligation arising after the date hereof under any employee benefit plan sponsored by the Company.

In connection with this Release (i) I acknowledge that the Separation and Consulting Agreement provides me with payments to which I would not otherwise be entitled but for my execution and delivery to the Company of the Separation and Consulting Agreement and this Release (collectively, this “Instrument”), (ii) I acknowledge that I have been advised by the Company to consult with an attorney before signing this Instrument, (iii) the Company has allowed me at least twenty-one (21) days from the date I first receive this Instrument to consider it before being required to sign it and return it to the Company, provided, however, that any changes made to this Instrument shall not restart the running of the twenty-one (21) day period, and (iv) I may revoke this Instrument, in its entirety, within seven (7) days after signing it by delivering written notice of such revocation to the Company on or before 5:00 p.m. on the seventh day of such revocation period.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 22nd day of May, 2008.

/s/ J. Patrick Ervin
J. Patrick Ervin

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